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                                                                     EXHIBIT 3.6


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION

        DOUGLAS J. TULLIO and JEFFREY J. DUNNIGAN certify that:

        1. They are the President and the Secretary, respectively, of ALPHA MICROSYSTEMS, a California corporation.

        2. First Paragraph of Article IV 1 of the Articles of Incorporation of this corporation is amended to read as follows:

                      "This corporation is authorized to issue two classes of shares to be designated Common Stock and Preferred Stock, respectively. This corporation is authorized to issue Forty Million (40,000,000) shares of Common Stock and Five Million (5,000,000) shares of Preferred Stock.

        3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

        4. The foregoing amendment of Articles of Incorporation of this corporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding voting shares of the corporation is 10,941,321 shares of Common Stock and one share of Voting Preferred Stock entitled to cast votes equal to 2,181,448 shares of Common Stock. The number of shares voting in favor of this Amendment equaled or exceeded the vote required. The percentage vote required was more than fifty (50%) of the Common Stock and voting Preferred Stock voting together..

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

        Executed at Santa Ana, California on October 15, 1998.



                                                 ------------------------------
                                                 DOUGLAS J. TULLIO, President



                                                 ------------------------------
                                                 JEFFREY J. DUNNIGAN, Secretary